Thomas H. Lee Partners Sells Michael Foods to

GS Capital Partners for $1.7 Billion

MINNETONKA, MN – May 21 – Michael Foods, Inc. announced today that its parent, M-Foods Holdings, Inc., has signed a definitive agreement under which its owners, affiliates of Thomas H. Lee Partners, L.P. (“THL”) and certain current and former members of management, will sell Michael Foods to affiliates of GS Capital Partners. The transaction, which is expected to close in the next two months and is subject to customary closing conditions, values Michael Foods at approximately $1.7 billion.

Michael Foods is a multinational producer and distributor of food products to the foodservice, retail and food ingredient markets. Its principal products are specialty egg products, refrigerated potato products, cheese and other dairy-case products. THL, which acquired Michael Foods in 2003, will retain an ownership stake of approximately 20% as part of the transaction.

“We’re pleased with the growth and performance milestones we have achieved over the past several years and appreciate the world-class strategic and operational support we have received from THL during that time,” said Chief Executive Officer and President James E. Dwyer, Jr. “Looking ahead, we’re enthusiastic about our new partnership with GS Capital Partners. We believe Michael Foods will continue to build value by delivering innovative, high-quality products and outstanding service to our growing roster of customers.”

“We are excited by the opportunity to partner with THL, Jim Dwyer and management in Michael Foods,” said Adrian Jones, Managing Director at GS Capital Partners. “We look forward to working with this team to build on the Company’s leading market position in the egg category, and to pursue new opportunities for growth.”

“Michael Foods is a great company that has produced strong results, and we are very pleased with our investment,” said Kent R. Weldon, Managing Director at THL. “We are confident in Michael Foods’ continuing prospects for strong performance and are pleased to be maintaining an ownership stake in the company.”

In addition to Mr. Dwyer, Michael Foods’ senior management team includes Mark Westphal, Chief Financial Officer and Senior Vice President; Thomas Jagiela, Senior Vice President – Operations and Supply Chain; and Carolyn V. Wolski, Vice President and General Counsel, all of whom will remain with the Company.

BofA Merrill Lynch acted as financial advisor and Weil, Gotshal & Manges acted as legal advisor to Michael Foods and THL in connection with the transaction. Goldman, Sachs & Co. acted as a financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to GS Capital Partners. Affiliates of Bank of America and Goldman, Sachs & Co. provided commitments for the debt financing for the transaction.

About Michael Foods, Inc.

Michael Foods, Inc., based in Minnetonka, MN, is the largest producer of egg products in North America. Its egg products include Papetti’s® precooked, frozen, liquid, hardcooked and dried products, Abbotsford Farms cage-free and organic egg products, and All Whites® and Better ‘n Eggs®, both sold at retail. Michael Foods also owns the Simply Potatoes® line of refrigerated potato products, as well as Crystal Farms® branded cheese and refrigerated products.

About GS Capital Partners

Since 1986, the Goldman Sachs Merchant Banking Division and its predecessor business areas have raised 16 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). GS Capital Partners VI is the current private equity vehicle through which Goldman Sachs conducts its large, privately negotiated, corporate equity investment activities. A global leader in private corporate equity investing, GS Capital Partners is a family of funds with a focus on large, high quality companies with strong management and funding acquisition or expansion across a range of industries and geographies. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. For more information, please visit www.gs.com/pia.

About Thomas H. Lee Partners, L.P.

THL is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, ProSiebenSat.1, Snapple, Warner Chilcott, Warner Music Group and West Corporation.

Contacts

For Michael Foods, Inc.

Mark Witmer, Treasurer

(952) 258-4906

For GS Capital Partners

Andrea Raphael

(212) 357-0025

For Thomas H. Lee Partners

Matt Benson

(415) 618-8750

or

Michael Henson

(212) 687-8080

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